Exhibit 10.5

                            [STORAGE USA LETTERHEAD]

June 12, 1998

Bruce F. Taub, Esq.
10320 Little Patuxent Parkway
Suite 608
Columbia, MD 21044

           RE: EMPLOYMENT OFFER/TERMS AND CONDITIONS

Dear Bruce:

           It is with pleasure that I, on behalf of Storage USA Franchise Corp., offer you the position of Senior Vice President and General Counsel. In this position you will report directly to the Chief Financial Officer of Storage USA Franchise Corp. or until such time as that position is created, the Senior Vice President of Finance and Accounting of Storage USA, Inc. In the event the position of Chief Financial Officer is vacant at the time of your relocation, you will report directly to the Chief Executive Officer of Storage USA Franchise Corp. Accordingly, the balance of this letter will set forth the terms and conditions related to your employment with Storage USA Franchise Corp.:

           1. Salary: Your starting salary is One Hundred Fifty Thousand Dollars ($150,000.00) per year with annual reviews beginning in the Spring of 1999. Your first potential salary increase would be effective July 1, 1999.

           2. Bonus Plan: Participation in the employee bonus plan (the "Bonus Plan") is provided based upon eligibility for a bonus equal to twenty-two percent (22%) to forty-four percent (44%) of your earned based salary. Sixty percent (60%) of the bonus is based on the achievement of corporate goals and forty percent (40%) is based on achievement of individual goals. The Bonus Plan is presently geared to performance of Storage USA, Inc. and is tied to its funds from operations per share. The goals for calendar year 1998 are funds from operations per share of growth of eight percent (8%) at the lower threshold, ten percent (10%) at the middle threshold and twelve percent (12%) at the upper threshold. Individual goals would be established between you and the officer within the Company to whom you report within a reasonable period established by you and the officer to whom you report.

           3. Employee Stock Option Plan: We will grant you fifteen thousand options of Storage USA, Inc. stock, priced at the closing price on the NYSE on your hire date. For purposes hereof, your hire date shall be September 1, 1998. The options will have a five-year (5) vesting period

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equally divided. In addition each year there may be grants of stock options to senior level employees, a class of which you are a part, at the Board of Directors' discretion. In addition to the Employee Stock Option Plan, we will also provide at your election, one hundred percent (100%) financing to purchase up to ten thousand shares (10,000) of Storage USA, Inc. stock. It is a seven-
(7) year note and dividends are applied to pay interest and excess dividends pay principal. The interest is calculated by dividing the annual dividend per share by the per share stock price on the date you sign the note. A copy of the employee stock purchase plan and stock option plan has been provided to you under separate cover.

           4. Lost 401-K Contribution: As a result of the matching contribution from your present employer being lost, we will pay you Five Thousand Dollars ($5,000.00) on February 1, 1999 to compensate you for such loss.

           5. Storage USA Franchise Corp. Incentives: As Senior Vice President and General Counsel, you will be eligible to participate in additional long term incentives tied to the success of Storage USA Franchise Corp. These incentives are being determined and will be discussed with you as soon as practical but, in any event, are expected to include a program whereby senior executives will participate in stock ownership of Storage USA Franchise Corp. prior to Storage USA Franchise Corp.'s election to pursue an initial public offering or private sale, transfer or other issuance of its stock. Exact allocation of such shares of stock shall be at the discretion of the Board of Directors.

           6. Other Benefits: You will be eligible for all benefits available to our corporate employees in accordance with our policy and procedures manual, a copy of which has been provided to you under separate cover. These benefits include, but shall not be limited to, paid vacation, 401-K, profit sharing, health insurance, paid prescription plans, etc. Disability insurance will be provided in accordance with the terms of the standard Company plan, a copy of which has been provided to you under separate cover.

           7. Severance: In addition to all the benefits referenced above, if during your first twenty-four (24) months of employment, your position is terminated for any reason other than for Cause (as hereinafter defined) or your job description changes materially without your consent, you will be paid a severance of one year's base compensation plus a prorated bonus and the Company will continue to pay all health insurance premiums on your behalf for one (1) year. All unvested stock options would immediately vest. (All of the above-referenced payments upon severance shall be hereinafter referred to as the "Severance Payments").
           The Company agrees that there will be no obligation on your part to mitigate the amount of any of the Severance Payments by seeking other employment or otherwise. Nor, shall the amount of any Severance Payment be reduced by any compensation earned by you from any source after termination or other disposition of your employment.


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           8. Staff: Insofar as we expect you to widely continue the use of outside counsel, initially, it is contemplated that you will require a secretary/administrative assistant, a paralegal or potentially two (2), depending on the volume of transactions overseen or coordinated by your department, and possibly another staff attorney depending upon the goals and objectives of your department.

           9. Relocation: As part of your offer, you are required to relocate to the Memphis, Tennessee office no later than the conclusion of the month of October, 1999. As part of your relocation, the Company agrees to all of the provisions of policy A-4 of the Storage USA, Inc. Policies and Procedures manual, a copy of which was provided to you under separate cover.

           10. Bar Associations: As a member of the Maryland Bar Association, it is our understanding that various dues are required to be paid for a member to remain in good standing. Accordingly, the Company agrees to pay all dues and expenses associated with your membership in the Maryland Bar and agrees to pay all costs associated with your becoming and remaining a member in good standing of the Tennessee Bar Association.

           The management team of Storage USA Franchise Corp. and Storage USA, Inc. are excited about you joining us. We all sincerely hope that you will accept this offer and become part of the Storage USA team. To evidence your acceptance of this offer, please execute this letter in the space provided below.


                                                  Sincerely yours,

                                                  /s/ Christopher P. Marr
                                                  -----------------------
                                                  Christopher P. Marr
                                                  Senior Vice President,
                                                  Finance and Accounting
                                                  Storage USA, Inc.



CPM/kmh

AGREED TO AND ACCEPTED THIS 30TH DAY OF JUNE, 1998.
                            ----

/s/ BRUCE F. TAUB
-----------------
BRUCE F. TAUB